Exhibit 10.40

Collaborative Alliance Contract

Collaborative Alliance Contract of Zhong

Nongda Networks Development Co., Ltd.

China Agricultural University

Beijing Hongcheng Liye Technology Co., Ltd.

Shanghai SVA Communication Co., Ltd.

Beijing CAU Technological Enterprise Incubator Co., Ltd.

1.	General Provisions

Whereas:

1.1	China Agriculture University (hereinafter referred to as “Party A”) and Shanghai SVA Communication Co., Ltd. hereinafter referred to as (“Party C”) jointly invested and established Zhong Nongda Networks Development Co., Ltd. (hereinafter referred to as “Service Company”), the registered capital of the Service Company is RMB 13 million Yuan, in which Party A invested RMB 4.55 million Yuan, amounting to 35% equity of Service Company, Party C invested RMB 8.45 million Yuan, amounting to 65% equity of Service Company.

1.2	Party C agrees to transfer 50% of its equity in the Service Company to Beijing Hongcheng Liye Technology Co., Ltd. (hereinafter referred to as “Party B”) and transfer 10% of its equity in Service Company to Beijing China Agricultural University Technological Enterprise Incubator Co., Ltd. (hereinafter referred to as “Party D”). Party A agrees to such transfers.

All parties entered into this Contract in accordance with relevant laws, regulations and their implementation rules and interpretations, adhering to the principles of equality, mutual benefit, shared profits and risks, and for the purpose of regulating the investment and operation activities.

1.3	Service Company

Chinese name:

Legal address: No.2, Yuanmingyuan West Road, Haidian District, Beijing,

China (Fl.3, Section 3, No. 1 Teaching Building, China Agricultural University)

1.4	Investors

Party A:

Name: China Agricultural University

Legal address: No.2, Yuanmingyuan West Road, Haidian District, Beijing, China

Legal representative: President Chen Zhangliang

Authorized representative: Fu Zetian

Contact phone: 86-10-62733709

Fax: 86-10-62732795

Party B:

Name: Beijing Hongcheng Liye Technology Co., Ltd.

Legal address: Fl.12, Beijing Capital Times Square, No. 88, West Chang’an Street, Beijing

Legal representative: Huang Bo

Contact phone: 86-10-83915888

Fax: 86-10-83913165

Party C:

Name: Shanghai SVA Communication Co., Ltd.

Legal address: Rm. 2204, No. 28, Maji Road, Waigaoqiao Bonded Zone, Shanghai

Legal representative: Jiang Songtao

Contact phone:

Fax:

Party D:

Name: Beijing CAU Technological Enterprise Incubator Co., Ltd.

Legal address: Rm.147, Fl.1, Principal Building, East Campus of China

Agricultural University, No.2, Qinghua East Road, Haidian District, Beijing

Legal representative: Hu Jinyou

Contact phone: 86-10-62736706

The parties shall be referred to as Party A, Party B, Party C and Party D respectively, and as “Shareholders” collectively.

1.5	Nature of Service Company

The Service Company is organized as a limited-liability company, Shareholders are liable to Service Company to the extent of their subscribed investments. Service Company is liable for its debts to the extent of all of its assets, enjoys civil rights and bears civil responsibilities.

1.6	Functions of Service Company

1.6.1	Service Company shall be responsible for providing technological and commercial services to Party A’s online education within the scope permitted by the laws.

1.6.2	Service Company shall build a complete set of public computer information service facilities in China, Party A authorizes Service Company to use the brand of “China Agricultural University Modern Distance Education Website (www.cau-edu.net.cn)” within the service scope agreed between Party A and Service Company in this Contract and the Service Agreement. The manner, scale, speed and the choice of website location of the technological facilities for the distance education that Service Company shall assist Party A to invest and construct shall be decided by Service Company through the negotiation with Party A according to Party A’s development needs.

1.6.3

The building of the basic service capability of Service Company for the services provided to Party A shall be carried out by Service Company. Factors as the service level, charge standards and service scope shall be decided by Service Company through the negotiation with Party A according to the Party A’s development needs. In making the decision, Shareholders shall be liable to provide quality control, administrative assistance and consultation suggestions on a non-profit basis.

1.6.4	The operation and management officers of Service Company shall be employed according to the needs of its business, including those recommended by Shareholders.

2.	Business purpose, Scope and Scale of Service Company

2.1	Business purpose of Service Company

Service Company shall, using the network technologies with the supplement of traditional measures, provide the technological support and services to Party A’s online education and do the promotion work. At the same time, Service Company shall engage in the commercial activities related to CAI and other commercial activities based on the commercial platform constructed with the network technologies. Service Company shall mainly engage in the construction of the network service stations, communication lines, accessory facilities and software for the online education, assist Party A to show its advantages in teaching and brand, probe into the new teaching methods with the support of modern interactive media, create high quality education products and deliver them to the users by using the network technologies, implement the strategy of rejuvenating the country through science and education, and satisfy the investors with economic profits.

2.2	Service scope of Service Company

2.2.1	Providing the technological support and services to Party A’s education within the following scope and doing the promotion work by using the network technologies with the supplement of the traditional measures:

1)	online education with and without record of formal degree of Party A authorized by the competent education administration department of the State;

2)	education without record of formal degree;

3)	education with and without record of formal degree carried out in cooperation with other agricultural institutes;

4)	education and training of special knowledge, technologies and skills;

5)	other teaching projects agreed by both parties.

2.2.2	Based on the aforementioned teaching activities and user groups of Party A, the outreach operational activities in the following scope may be carried out with the agreement of Shareholders:

1)	assisting Party A to carry out the commercial activities related to the teaching;

2)	other commercial activities based on the commercial platform constructed with the network technologies;

3)	assisting Party A in collecting, compiling and releasing the educational news and information.

3.	Obligations of Shareholders

3.1	Obligations of Shareholders

3.1.1	Obligations of Party A

1)	Party A shall establish the competent functional institution for the implementation and management of the online education activities. The name of the institution shall be “Online Education College of China Agriculture University”. The institution shall be the major receiver of the services provided by Service Company. At the same time, Party A shall put forward all service requirements according to its needs at different stages to Service Company through the institution .

2)	in the activities prescribed in 2.2 of this Contract, Service Company shall be the sole service supplier of the Online Education College of China Agricultural University. Party A agrees to sign the exclusive technological and commercial service agreement with Service Company. In the duration of Service Company, Service Company shall be solely responsible for the contents of the services related to the exclusive technological and commercial service agreement, which shall only be run on the network service platform set up by Service Company. In the planned scope of 2.2 of this Contract, Service Company shall only provide such services as research, development and promotion to the teaching products and other relevant products recognized by the Online Education College of China Agriculture University. In the event the courses and products of other institutions is suitable for this project according to the market demands, the consent of the Online Education College of China Agriculture University shall be acquired;

3)

Party A permits Service Company to use the brands of “China Agricultural University” and “Online Education College of China Agricultural University” in the business activities within the aforementioned scope agreed in 2.2 in its duration. Within the same scope, the right to use “Online Education College of China Agricultural University” is exclusive, Party A promises it will not authorize any third party to use it. The aforementioned authorization shall not be the asset of Service Company nor the capital contribution of Party A.

3.1.2	Obligations of Party B and Party C

1)	Party B and Party C shall provide financing assistance to the capital demand of Service Company when the capital demand of service Company is more than its initial registered capital due to its business development;

2)	The equipments, computer software and relevant technologies provided by Party B and Party C shall measure up to the demand of maintaining the leading position of Service Company’s business level in China.

3.2	Sale of equity and capital increase

3.2.1	Sale of equity

1)	When any shareholder of Service Company sells its equity, it shall acquire the unanimous consent of Party A, Party B, Party C and Party D. Otherwise, the total shares held by Party A, Party B, Party C and Party D together after the sale shall be no less than 51% of the total equity of Service Company;

2)	When any shareholder of Service Company sells its equity or sells all or part of its shareholder rights in any manner, it must notify the other parties in writing. The other parties shall, within 15 business days upon receiving the notice, have the pre-emption right, the price and conditions for purchasing such right shall be the same with those provided to parties other than the shareholders;

3)	In the event the notified parties do not present the written consent to purchase the shares within15 business days after receiving the written notice, it shall be deemed they have waive the pre-emption right. The notifying party may sell the shares to parties other than the shareholders;

4)	When any party sells all or part of its equity or its shareholder rights to parties other than the shareholders, the party shall ensure that the buying party be bound by the obligations of the selling party in accordance with this Contract just as the parties of this Contract.

3.2.2	Veto clause

Any shareholder may unconditionally veto the sale of equity of other parties under one of the following conditions:

1)	the buyer is a competitor of Service Company;

2)	the business plan of the buyer will harm the interests of Service Company and the interests of the other party in Service Company.

3.3	Warranty and mortgages

In the duration of Service Company, Service Company shall not mortgage all or part of its assets for any party, or issue warranty in any other form.

3.4	Change of registered capital

The registered capital of Service Company shall not be reduced during the cooperation.

The increase of the registered capital of Service Company shall be unanimously consented by the shareholders’ meeting and the registration procedures of the increase shall be handled at the competent registration authority.

In the event there is a fifth shareholder other than the four parties of this Contract, all parties agree to amend the Joint Venture Contract to facilitate the work of Service Company related to the capital and due to Service Company’s development needs and under the principle of equality of all shareholders.

3.5	Other responsibilities of Shareholders

Shareholders shall have the responsibility and are obligated to assist the operation of Service Company’s businesses adhering to the principle of honesty.

3.5.1	Relevant responsibilities and obligations of Party A

1)	Party A agrees that Service Company may, within the valid period and scope of this Contract, register the special domain names in INTERNET with the logo and English abbreviation of Party A, Pinyin and other characters that may be recognized as Party A or associated with Party A. At least the following websites are included: www.cauedu.com/net, www.cau-edu.com/net, www.cau-online.com/net, www.cauedu.com.cn, www.cau-edu.com.cn, www.cau-edu.com.cn, www.caue-online.com.cn. When this Contract expires or the shareholders’ meeting unanimously agree to dissolve the Service Company, the ownership of the special domain names shall be transferred to Party A without any charge before handling the dissolution procedures.

3.5.2	Relevant responsibilities and obligations of Party B and Party C

1)	Party B and Party C shall assist Service Company to acquire the approval documents needed by the businesses of Service Company;

2)	Party B and Party C shall finance for the business development of Service Company;

3)	Party B and Party C shall assist Service Company to develop and bring in the advanced technologies and equipments related to the online education;

4)	Party B and Party C shall be obligated to provide the advanced technologies and equipments they own to Service Company in first priority.

Other responsibilities and obligations of Shareholders to Service Company shall be prescribed in the Articles of Association.

4.	Composition of Board of Directors

The Board of Directors consists of 7 directors, 2 shall be recommended by Party A, 3 shall be recommended by Party B, 1 shall be recommended by Party C and 1 shall be recommended by Party D, directors shall be elected by the shareholders’ meeting.

Shareholders shall be entitled to replace the directors they recommend. But the successors must be approved by the shareholders’ meeting, and Service Company and other parties shall be notified in writing in advance. When there is any vacancy in the Board of Directors, it shall be filled by the party who recommended the former director, the successor must be approved by the shareholders’ meeting, and Service Company and other parties shall be notified in writing in advance.

The Board of Directors shall include one Chairman, who shall be recommended by Party A; the board of directors shall include one Vice-chairman, who shall be recommended by Party B.

Service Company shall include one General Manager, who shall be recommended by Party B and recognized by Party A and appointed by the Board of Directors. Service Company shall include one Vice General Manager, who shall be recommended by Party A.

5.	Taxation

The taxation work shall be undertaken by Service Company. In the taxation work, the taxation plan shall be decided by Service Company and Shareholders together to achieve reasonable reduce and remittance of taxes. Service Company shall have the right to make final decisions on the taxation issues, which shall be the plans with the lowest taxes on the premise of abiding by the laws and regulations. If Shareholders believe that is necessary, the taxation consultants may be appointed to make investigation and research and put forward consultation opinions.

Any work and consultation of Shareholders on the taxation work shall be free of charge.

6.	Revenue and Distribution of Profits

The profits of Service Company after the tax payment and withdrawal of all funds according to law shall be distributed in proportion to Shareholders’ contribution to the registered capital of Service Company. Service Company shall distribute its profits once a year, the profits and the amount to be distributed to each party shall be publicized within 3 months after the end of each fiscal year.

6.1	Business income

The business income of Service Company (including but not limited to the income of technological services and consultation, income of commercial services, and income from providing platforms to other users) are the revenue of Service Company.

6.2	Distribution of profits

Shareholders may distribute the profits in proportion to their capital contribution to the Service Company.

7.	Termination by Agreement

7.1	Termination

When Shareholders unanimously agree the termination of Service Company is in the best interests of all parties, Service Company may be terminated in advance with the decision of the shareholders’ meeting.

Service Company shall be terminated under one of the following circumstances: (this article is revised according to the Articles of Association; it shall be consistent with the Articles of Association):

1)	the cooperation term expires ;

2)	any other termination factor prescribed in the Articles of Association occurs;

3)	Service Company is ordered to be closed due to the violation of laws and regulations;

4)	Service Company is dissolved according to the resolution of the shareholders’ meeting.

The termination of Service Company shall be reported to the competent administration and approval authority for approval in accordance with relevant provisions.

7.2	Terminate Liquidation

Liquidation shall be carried out immediately when Service Company is terminated due to the expiration of terms or the decision of termination in advance. The shareholders’ meeting shall form the liquidation committee consisted of the Board of Directors within 15 days after Service Company is terminated due to the expiration of terms or the decision of termination in advance to liquidate the assets of Service Company in accordance with the provisions of relevant Chinese laws. After the liquidation, the assets of Service Company shall be distributed in the following order:

1)	payment of unpaid liquidation expenses;

2)	payment of unpaid wages and expenses for labor insurance of the employees,

3)	payment of unpaid taxes;

4)	payment of the principal and interests of the debts;

5)	distribution of the residual assets.

The residual fixed assets, liquid assets, rights and interest of Service Company shall be distributed by Shareholders in proportion to their capital contribution.

Except the debts borne by Party A in proportion to its capital contribution, Party A is not liable for any other debt.

8.	Meeting Procedures, Applicable Law, Settlement of Disputes and Others

8.1	Meeting and voting

8.1.1	The following issues shall be decided through negotiations during shareholders’ meetings:

1)	determining the company’s business guidelines and investment plans;

2)	electing and replacing directors, and deciding directors’ compensation related matters;

3)	electing and replacing supervisors who are shareholder representatives, and deciding supervisors’ compensation related matters;

4)	reviewing and approving reports by the board of directors;

5)	reviewing and approving reports by the board of supervisors or the supervisor;

6)	reviewing and approving annual financial budget plans and final accounts plans of the company;

7)	reviewing and approving the company’s profit distribution plans and plans to cover company losses;

8)	determining the increase or decrease of the company’s registered capital;

9)	determining the issuance of corporate bonds;

10)	determining the transfer of shares by a shareholder to parties other than the shareholders of the company;

11)	determining mergers, divisions, changes of corporate form, dissolution and liquidation of the company;

12)	amending the Articles of Association.

8.1.2	The Board of Directors shall make resolutions on the following issues:

1)	being responsible for calling shareholders’ meeting and presenting reports thereto;

2)	implementing resolutions of the shareholders’ meeting;

3)	determining the business plans and investment programs of Service Company;

4)	preparing annual financial budget plans and final accounts plans of Service Company;

5)	preparing the profit distribution plans and plans to cover losses for Service Company;

6)	preparing plans for increasing or decreasing the registered capital of Service Company;

7)	drafting plans for mergers, divisions, changes of corporate form or dissolution of Service Company;

8)	determining the structure of Service Company’s internal management;

9)	appointing or removing the manager (General Manager, hereinafter “Manager”) of Service Company, appointing or removing, upon Manager’s recommendation, deputy managers of the company and the officer in charge of finance, and determining the remuneration for those officers;

10)	examining and deciding the basic management scheme of Service Company;

11)	examining and deciding the exterior and interior contracts and agreements that are material to the operation, survival and development of Service Company;

12)	determining the appointment and removal of the certified public accounts, certified public auditors and law firm and determining their compensation;

13)	other issues the shareholders’ meeting deems necessary to be decided by it.

8.1.3	The resolutions on the following issues shall be passed by two thirds of all directors in the Board of Directors:

1)	deciding the definition principles of the major management officers;

2)	preparing the annual profit distribution plans and plans to cover losses of Service Company;

3)	making the development layout and investment plans in accordance of the operational direction of Service Company;

4)	making the financial budget of Service Company;

5)	making resolutions on issues about exterior cooperation;

6)	loans;

7)	approving the annual operational plans of Service Company;

8)	making the plans for operational activities, annual revenue and expenditure budgets, and annual labour and wage plans;

9)	appointing or removing General Manager (Manager) and determining his compensation;

10)	appointing or removing certified public accountants and law firm and determining their compensation;

11)	other issues that must be decided by two thirds of all directors according to the agreement of all parties.

Other issues discussed by the Board of Directors can be passed by half of the non-abstention votes.

8.2	Applicable law

The execution, effectiveness, dissolution and performance of this Contract shall be governed by the laws of the People’s Republic of China. And the laws of the People’s Republic of China shall be the basis for the settlement of disputes.

8.3	Communication and confidentiality

The directors may read the documents of Service Company and investigate the conditions of Service Company at any time, but they shall be liable for all confidentiality liabilities at the same time.

8.4	Reversion of funds

Service Company shall reverse all funds in accordance with the provisions of Chinese laws and regulations and the resolutions of the Board of Directors. The proportion of the reversion shall be decided by the Board of Directors in accordance with the operational status of Service Company.

8.5	Fiscal year

The fiscal year of Service Company shall be from January 1 to December 31 of each calendar year. All entry certificates, bills, statements and account books shall be made in Chinese. Besides being submitted to the local finance and taxation authorities every month, they shall also be sent to Shareholders for the record.

8.6	Financial Statements

The finance department of Service Company shall be responsible for editing the balance sheet and the profit & loss statement for the previous fiscal year within the first 3 months of each year, which shall be submitted to be passed by the Board of Directors after being audited and signed by the certified public accountants.

The finance department of Service Company shall, within the first 10 days of each month, send the financial statements of the previous month to the Board of Directors and Shareholders, and shall be responsible for listing the settlement of the charges.

Shareholders may jointly or separately entrust the certified public accountants to check the account books, the expenses shall be borne by the entrusting party. Service Company shall provide the convenience and cooperation to the check.

8.7	Loans

Exterior loans in any form borrowed by Service Company shall be approved by the Board of Directors. Service Company shall not make loans to others.

8.8	Observance and breach of Contract

8.8.1	Rights of the observing parties

In the event any party fails to perform its obligations under this Contract and causes Service Company unable to continue its operation, and the breaching party fails to, within 15 days after receiving the written notice on the termination of this Contract from the observing parties, take effective measures to remedy all liabilities for the breach, the observing parties shall have the right to require the breaching party to shoulder the liability for breach of contract and require the breaching party to compensate all their losses.

8.8.2	Compensation for defaults

In the event Service Company or any other party suffers losses due to the faults of any party, the party who defaulted shall be liable and compensate the losses of Service Company and the other party. In the event all parties suffer losses, the parties shall be liable respectively according to the situation.

8.8.3	Other responsibilities

The responsibilities of any party during the valid period of this Contract or the causal responsibilities due to its actions or faults during the valid period of this Contract shall survive this Contract.

8.9	Lawsuits

Any dispute related to this Contract shall be settled through the friendly negotiation of Shareholders. In the event the dispute can not be settled within 30 days after its occurrence through the friendly negotiation, Shareholders decide to submit the dispute to the People’s Court of Haidian District, Beijing.

8.10	Performance

During litigation, the clauses of this Contract other than those in dispute shall continue to be performed.

8.11	Valid period

The valid period of this Contract is 50 years.

8.12	Amendment

This Contract shall be amended with the unanimous consent of Shareholders.

After the signing of this Contract, the parties may enter into supplementary agreements on certain issues if parties unanimously deem it necessary. The supplemental agreements shall be appendixes of this Contract.

8.13	Notice

Principally, the notices of Shareholders shall be in writing, If the notice is made by telephone or fax, and the notice involves important matters such as the rights and liabilities of Shareholders, a written notice shall be sent latter. The legal addresses of Shareholders listed in this Contract shall be their mailing addresses. The notices shall be deemed delivered on the date of receipt.

8.14	Text

This Contract shall have 8 copies, each shareholder shall hold 2 copies. The appendixes of this Contract are the integral parts of this Contract and shall have the same legal force as this Contract.

8.15	Signing and effectiveness

The conditions for this Contract to be effective are as follows:

1)	This Contract is signed and sealed officially by the legal representatives or authorized representatives of Shareholders. The Authorization Letter shall be the appendixes of this Contract.

2)	If approval from competent administrative departments is needed, this Contract shall be effective after being examined and approved.

(No Text Below, Turn to the Next Page)

(Signature Page)

Party A:	China Agricultural University
(Seal of China Agricultural University)

By:	/s/ Fu Zetian
Name:	Fu Zetian

Signing place: Beijing, China
Signing date: April 28, 2005

Party B:	Beijing Hongcheng Liye Technology Co., Ltd.
(Seal of Beijing Hongcheng Liye Technology Co., Ltd.)

By:	/s/ Huang Bo
Name:	Huang Bo

Signing place: Beijing, China
Signing date: April 28, 2005

Party C:	Shanghai SVA Communication Co., Ltd.
(Seal of Shanghai SVA Communication Co., Ltd.)

By:	/s/ Guo Peide
Name:	Guo Peide

Signing place: Beijing, China
Signing date: April 28, 2005

Party D:	Beijing CAU Technological Enterprise Incubator Co., Ltd.
(Seal of Beijing CAU Technological Enterprise Incubator Co., Ltd.)

By:	/s/ Hu Jinyou
Name:	Hu Jinyou

Signing place: Beijing, China
Signing date: April 28, 2005